Exhibit 10.16

Description of Director Compensation Arrangement

Upon election to the Board of Directors, each non-employee director of the Company receives 2,000 shares of the Company’s common stock under the stock bonus plan described at Exhibit 10.15 to this Annual Report on Form 10-K. In addition, each non-employee director receives an annual retainer of $15,000. The director may elect to receive the retainer in cash or by the grant of options under the UQM Technologies, Inc. Stock Option Plan for Non-Employee Directors incorporated by reference into this Annual Report on Form 10-K as Exhibit 10.1, or a combination of cash and options. If options are elected, the director receives options to acquire a number of shares of the Company's common stock that is determined by utilizing the Black-Scholes option pricing model on the date of grant. Directors electing option grants in lieu of cash compensation may elect option exercise periods ranging from three years to ten years, and must elect to receive options at least six months prior to the anticipated grant date. Directors are also reimbursed for ordinary and necessary expenses of attending meetings.